Exhibit 99.1

Contact: Charity Frantz
April 19, 2018	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND ANNOUNCES FIRST QUARTER 2018 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month period ended March 31, 2018.

Dividend Declared

C&N’s Board of Directors has declared a regular quarterly cash dividend of $0.27 per share. The dividend is payable on May 11, 2018 to shareholders of record as of April 30, 2018. Declaration of the dividend was made at the April 19, 2018 meeting of C&N’s Board of Directors.

Unaudited Financial Information

Net income was $0.36 per diluted share in the first quarter 2018, up from $0.16 in the fourth quarter 2017 and $0.28 in the first quarter 2017. First quarter 2018 earnings reflected the benefit of the reduction in the federal corporate income tax rate to 21%, effective January 1, 2018, from the 35% marginal tax rate in effect throughout 2017. In contrast, fourth quarter 2017 results included additional income tax expense related to a reduction in the carrying value of the net deferred tax asset, resulting in a reduction of $0.18 in diluted earnings per share.

Highlights related to C&N’s first quarter 2018 earnings results as compared to the fourth quarter 2017 and first quarter 2017 are presented below.

First Quarter 2018 as Compared to Fourth Quarter 2017

Net income was $4,375,000 in the first quarter 2018, an increase of $2,432,000 over fourth quarter 2017 net income of $1,943,000. Fourth quarter 2017 results included a tax charge of $2,159,000 resulting from reduction in the carrying value of the net deferred tax asset due to the change in the marginal corporate tax rate. The effective tax rate (income tax provision as a percentage of income before tax), which includes adjustments to the marginal rate for the impact of tax-exempt interest income and other factors, was 14.5% for the first quarter 2018. In comparison, excluding the effects of the tax charge due to the change in rate, the effective tax rate for the fourth quarter 2017 was 25.1%. Other significant variances were as follows:

•	Net interest income increased $111,000 (1.0%) in the first quarter 2018 as compared to the fourth quarter 2017. Growth in average loans outstanding of $13,995,000 (1.74%) from the fourth quarter 2017, and an increase in average yield on taxable loans of 0.12%, contributed significantly to the increase. The net interest margin of 3.84% for the first quarter 2018 was 1 basis point lower than the fourth quarter 2017 margin, as the fully taxable-equivalent yield on municipal securities and loans dropped as a result of the reduced corporate tax rate. The average rate paid on interest-bearing liabilities was 0.49% in the first quarter 2018, an increase of 1 basis point as compared to the fourth quarter 2017, as the average rate paid on deposits increased 0.04% while the average cost of borrowed funds dropped significantly as a result of the pay-off of higher-cost borrowings that matured in the latter portion of 2017.

•	The provision for loan losses was $292,000 in the first quarter 2018, up from $23,000 in the fourth quarter 2017. The first quarter 2018 provision included $191,000 attributable to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period, and $101,000 due to loan growth and a slight increase in the historical loss experience factor used in the estimate of the collectively determined portion of the allowance for loan losses. In comparison, the fourth quarter provision included $179,000 related to the change in total specific allowances on impaired loans, as adjusted for net charge-offs, along with an estimated $81,000 due to loan growth, partially offset by the net effect of a reduction in the collectively determined allowance related to historical loss experience and qualitative factors.

•	Noninterest income totaled $4,406,000 in the first quarter 2018, an increase of $289,000 (7.0%) from the fourth quarter 2017 amount. Within this category, first quarter 2018 income included $166,000 from tax credits related to charitable donations and other activities. There was no income from tax credits recorded in the fourth quarter 2017.

•	Total noninterest expense of $9,895,000 in the first quarter 2018 was $494,000 (5.3%) higher than the fourth quarter 2017 amount. Salaries and wages expense was $143,000 (3.6%) higher in the first quarter 2018 than the corresponding fourth quarter 2017 total, including an increase in estimated cash and stock-based incentive compensation expense of $99,000. Pensions and other employee benefits expense was $126,000 higher in the first quarter 2018 as compared to the fourth quarter 2017, as payroll taxes and similar expenses increased, consistent with the normal pattern of such costs being highest in the beginning of the calendar year. The net increase in employee benefits expense also included a decrease of $186,000 in health insurance expense from C&N’s partially self-insured plan. Other noninterest expense was $139,000 higher in the first quarter 2018 as compared to the fourth quarter 2017, as charitable donations increased $149,000. In the first quarter 2018, charitable donations were made under a state program that resulted in a credit to be applied against Pennsylvania Bank Shares Tax of $135,000.

First Quarter 2018 as Compared to First Quarter 2017

Net income of $4,375,000 in the first quarter 2018 was up $941,000 (27.4%) over the first quarter 2017 amount. Pre-tax income was $698,000 (15.8%) higher in the first quarter 2018 as compared to the first quarter 2017, while the income tax provision was $243,000 lower. As noted above, the marginal federal income tax rate in effect in 2018 is 21%, down from the 2017 marginal rate of 35%. Accordingly, the effective tax rate of 14.5% for the first quarter 2018 was significantly lower than the first quarter 2017 effective tax rate of 22.3%. Other significant earnings-related variances were as follows:

•	Net interest income increased $738,000 (7.3%) in the first quarter 2018 over the first quarter 2017 amount. Total interest and dividend income increased $778,000, while interest expense increased $40,000. The net interest margin of 3.84% for the first quarter 2018 was 0.06% higher than the first quarter 2017 level. Despite the decrease in fully taxable-equivalent yields on municipal securities and loans resulting from the reduced corporate tax rate, the average yield on earning assets increased to 4.18% in the first quarter 2018 from 4.11% in the first quarter 2017. The improvement in average yield included the impact of an increase in average yield on taxable loans, reflecting the effects of recent increases in interest rates, along with a favorable change in the mix of earning assets with growth in loans and a reduction in securities. Average total loans outstanding were higher by $57.5 million (7.6%) in the first quarter 2018 as compared to the first quarter 2017, while average total available-for-sale debt securities were lower by $34.9 million. Average total deposits were $30.3 million (3.1%) higher in the first quarter 2018 as compared to the first quarter 2017. The average rate paid on interest-bearing liabilities of 0.49% in the first quarter 2018 was up 0.02% as compared to the first quarter 2017. The average rate paid on deposits was up 0.11% in the first quarter 2018 as compared to the first quarter 2017, while the average cost of borrowed funds dropped to 1.64% from 2.20% as a result of the pay-off of higher-cost borrowings that matured in the latter portion of 2017.

•	The provision for loan losses of $292,000 in the first quarter 2018 was lower than the first quarter 2017 provision of $452,000. As noted above, the first quarter 2018 provision included $191,000 attributable to the change in total specific allowances on impaired loans, as adjusted for net charge-offs during the period. In comparison, the first quarter 2017 provision included $388,000 from the net increase in specific allowances on impaired loans as adjusted for net charge-offs.

•	Noninterest income increased $542,000 (14.0%) in the first quarter 2018 over the first quarter 2017 amount. Trust and financial management revenue increased $242,000 (20.5%), reflecting growth in assets under management resulting from market appreciation and new business, as well as an increase in fee levels. Service charges on deposit accounts increased $103,000 (9.4%) in the first quarter 2018 over the first quarter 2017 total, mainly due to increased fees from the overdraft privilege program and reflecting the benefit of operational improvements to the program that were instituted early in 2018.

•	There were no realized gains or losses from available-for-sale debt securities in the first quarter 2018. In comparison, gains from sales of securities totaled $145,000 in the first quarter 2017.

•	Total noninterest expense increased $597,000 (6.4%) in the first quarter 2018 over the first quarter 2017 amount. Salaries and wages expense increased $256,000 (6.6%), including the effects of annual performance-based salary adjustments for a majority of employees along with an increase of $86,000 in estimated cash and stock-based compensation expense and an increase in the average number of full-time equivalent employees (FTEs) to 294 in the first quarter 2018 from 289 in the first quarter 2017. Pensions and other employee benefits expense increased $86,000, including an increase of $81,000 in health care expenses due to higher claims on the partially self-insured plan. Over the last half of 2017 and first three months of 2018, C&N installed a new telephone system throughout most locations and implemented a new loan origination system. Costs associated with these projects contributed to increases in professional fees, data processing and other noninterest expense in the first quarter 2018 as compared to the first quarter 2017.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,258,116,000 at March 31, 2018, as compared to $1,276,959,000 at December 31, 2017 and $1,233,924,000 at March 31, 2017.

•	Net loans outstanding (excluding mortgage loans held for sale) were $808,300,000 at March 31, 2018, up from $806,857,000 at December 31, 2017 and up 7.3% from $753,277,000 at March 31, 2017. In comparing outstanding balances at March 31, 2018 and 2017, total residential mortgage loans increased $20.0 million, or 4.7%, and total commercial loans increased $33.9 million, or 10.5%. At March 31, 2018, the outstanding balance of commercial loan participations with other financial entities was $62.8 million, up from $43.6 million at March 31, 2017.

•	The outstanding balance of residential mortgages originated by C&N and sold to third parties, with servicing retained, totaled $171,237,000 at March 31, 2018, up from $169,725,000 at December 31, 2017 and $164,291,000 at March 31, 2017.

•	Total nonperforming assets as a percentage of total assets was 1.39% at March 31, 2018 as compared to 1.47% at December 31, 2017 and 1.28% at March 31, 2017.

•	Deposits and repo sweep accounts totaled $1,023,563,000 at March 31, 2018 as compared to $1,012,215,000 at December 31, 2017, and up 3.8% from $986,495,000 at March 31, 2017.

•	Total shareholders’ equity was $186,382,000 at March 31, 2018 as compared to $188,443,000 at December 31, 2017 and $187,350,000 at March 31, 2017. Within shareholders’ equity, the portion of accumulated other comprehensive loss related to available-for-sale debt securities was $5,679,000 at March 31, 2018 as compared to $1,566,000 at December 31, 2017 and $630,000 at March 31, 2017. Fluctuations in accumulated other comprehensive loss have been caused by increases in interest rates and the effect of the lower corporate income tax rate on municipal bonds, which have resulted in an overall net reduction in the fair value of available-for-sale debt securities. Also, the larger accumulated other comprehensive loss at March 31, 2018 reflected the impact of the lower federal corporate income tax rate, as the associated deferred tax asset has been reduced, consistent with the lower rate.

•	C&N and Citizens & Northern Bank are subject to various regulatory capital requirements. At March 31, 2018, C&N and Citizens & Northern Bank continue to maintain regulatory capital ratios that exceed all capital adequacy requirements.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $916,295,000 at March 31, 2018 as compared to $916,580,000 at December 31, 2017 and up 4.0% from $880,979,000 a year earlier.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, New York. C&N’s most recently opened location, in Elmira, New York, offers commercial, residential and consumer lending services. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.